Exhibit 99.1

NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Profits grow by 175% as sales increase by 12%

Olathe, Kansas (December 12, 2011) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative data acquisition systems, machine to machine (M2M) communication technology solutions, and custom electronic equipment for critical industrial applications worldwide, today announced the financial results for its second fiscal quarter ended October 31, 2011.

Sales for the quarter were $6,133,000, an increase of 12%, or $654,000, from $5,479,000, in the second quarter of fiscal 2012.  Total sales year-to-date increased 11%, or $1,145,000, to $11,806,000.  The increases resulted from overall growth in sales of our proprietary products and services, led by our wireless remote monitoring and secure industrial communication solutions, and continued growth in our custom electronic manufacturing business.

Operating income for the quarter was $483,000, compared to operating income of $254,000 for the same quarter in the prior year.  For the first six months of fiscal 2012, operating income grew to $871,000 from $500,000 reported in the first six months of fiscal 2011.

Net income was $278,000, or $0.07 per diluted share, for the quarter ended October 31, 2011.  For the quarter ended October 31, 2010, net income was $101,000, or $0.03 per diluted share. For the six-month period ended October 31, 2011, net income totaled $491,000, or $0.13 per diluted share, while for the comparable prior year period net income was $208,000, or $0.05 per diluted share.

Sales of proprietary products and services were $2,361,000 for the quarter ended October 31, 2011, an increase of 5%, or $106,000.  Proprietary product sales increased $330,000,

or 8%, to $4,724,000 for the six-month period ended October 31, 2011 compared to $4,394,000 in the comparable period of the prior fiscal year.  Sales of wireless remote monitoring and secure industrial communication solutions increased almost 41%, or $522,000, from the previous year to $1,799,000 for the current quarter.  The overall increase in sales of remote monitoring equipment and services was driven by an increase in customer orders combined with an increase in recurring data management services.  The Company’s Radix handheld mobile computing and eXtremeTAG RFID solutions reported a decrease in sales compared to the comparable period of the prior fiscal year due to poor economic conditions in certain international markets that effected many of our largest customers.

Sales for the Company’s Electronic Design and Manufacturing Services (“EDMS”) business segment grew by 17% to approximately $3,772,000 for the quarter ended October 31, 2011, an increase of $548,000 from $3,224,000 in the prior fiscal year.  Fiscal year-to-date EDMS sales were $7,082,000, an increase of 13%, or $815,000, from $6,267,000 in the six-month period ended October 31, 2010.

The Company expects that total sales for its proprietary products and services will continue to increase during the second half of the fiscal year as compared to the first six months of the year.  Increases in proprietary product sales will be driven by wireless remote monitoring and secure industrial communication solutions through anticipated strong demand for the Company’s current offering of M2M solutions as well as similar potential from new products currently being developed.  The Company believes that EDMS sales will grow modestly over the next few quarters based upon the current scheduled orders in backlog and the anticipated addition of new EDMS customers.

Total backlog at October 31, 2011 was approximately $10,964,000, an increase of $5,206,000, or 90%, from a total backlog of $5,758,000 on April 30, 2011.  The increase in backlog was largely due to an increase in EDMS bookings during the quarter offset by a decreased proprietary product backlog.  EDMS orders typically specify several deliveries scheduled over a defined period of time while our proprietary products are usually shipped to the customer soon after orders are received.

Gross margin for the quarter ended October 31, 2011 was approximately 34%, or $2,097,000, versus 32%, or $1,729,000 for the quarter ended October 31, 2010.  Gross margin for the six-month period also increased to 35% of sales, or $4,101,000 from a gross margin of 33% of sales or $3,474,000 from the six-month period ended October 31, 2010.  The increase in both gross margin and gross margin percentage was a function of the overall increase in sales volume, the product mix between proprietary products and EDMS revenues, and improved operating efficiencies.

Total selling, general and administrative expenses were approximately $1,614,000 during the quarter ended October 31, 2011 compared with $1,475,000 in the comparable quarter of the prior fiscal year.  The increase of $139,000, or 9%, resulted from increases in research and development costs and sales and marketing expenses.  The increase in research and development costs included continued investment in engineering design personnel engaged in new product development.  Selling and marketing expenses increased as a result of additional sales resources, increased commissions due to growing proprietary product sales, and an increase in product support and installation expenses linked to the increased number of active units deployed in the field.  Selling, general and administrative expenses totaled $3,230,000 and $2,974,000, for the six-month periods ended October 31, 2011 and 2010, respectively.

Karl B. Gemperli, Chief Executive Officer, stated, “We are pleased to report this latest fiscal quarter which reflects continued revenue growth, enhanced gross margin, an expanded order backlog, and a substantial increase in earnings compared to our prior year.  Sales grew by 12% relative to last year while increased margins and disciplined operations nearly tripled our net income.  Certain regions and industry sectors were stronger than others during the quarter, but overall sales of our diverse proprietary products continued to demonstrate strong growth.  Elecsys reliably delivered dependable and innovative products to our select OEM partners during the quarter as we continued to build stable, long-term business relationships in our electronic design and manufacturing services segment.”

Gemperli continued, “With the return of robust growth in our national economy uncertain, we are steadfast in our resolve to expand our company with targeted strategic investments and anticipate the growth of our proprietary products business to accelerate.  We remain committed to both developing new products and technologies and expanding sales of our existing products into new industry segments and international markets with substantial new business potential.  Although the global economic environment is difficult to predict and uncertainties still abound, we anticipate positive trends in both revenues and earnings during the coming quarters.”

About Elecsys Corporation
Elecsys Corporation provides innovative data acquisition systems, machine to machine (M2M) communication technology solutions, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy production and distribution, agriculture, safety and security systems, water management, aerospace, military, and transportation.  Elecsys proprietary equipment and services encompass rugged remote monitoring, industrial wireless communication, cyber security, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and products for various markets under its Pipeline Watchdog, Radix, eXtremeTAG, SensorCast, Director, zONeGUARD, and DCI brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies and integrated liquid crystal displays to multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2011. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

# # #

Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2011	2010	2011	2010
Sales	$6,133	$5,479	$11,806	$10,661
Cost of products sold	4,036	3,750	7,705	7,187
Gross margin	2,097	1,729	4,101	3,474

Selling, general and administrative expenses:
Research and development expense	368	308	710	624
Selling and marketing expense	526	382	1,085	801
General and administrative expense	720	785	1,435	1,549
Total selling, general and administrative expenses	1,614	1,475	3,230	2,974

Operating income	483	254	871	500

Financial income (expense):
Interest expense	(39)	(75)	(96)	(152)
Other income (expense), net	(1)	--	(1)	(7)
	(40)	(75)	(97)	(159)

Net income before income taxes	443	179	774	341

Income tax expense	165	78	283	133

Net income	$278	$101	$491	$208

Net income per share information:
Basic	$0.07	$0.03	$0.13	$0.06
Diluted	$0.07	$0.03	$0.13	$0.05

Weighted average common shares outstanding:
Basic	3,789	3,789	3,789	3,788
Diluted	3,903	3,896	3,919	3,895

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	October 31, 2011	April 30, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$365	$460
Accounts receivable, net	2,449	2,801
Inventories, net	5,825	5,880
Other current assets	801	731
Total current assets	9,440	9,872

Property and equipment, net	5,434	5,393

Goodwill	1,942	1,942
Intangible assets, net	1,990	2,100
Other assets, net	53	60
Total assets	$18,859	$19,367

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,405	$1,248
Accrued expenses	1,095	1,701
Income taxes payable	63	51
Current maturities of long-term debt	180	134
Total current liabilities	2,743	3,134

Deferred taxes	396	396
Long-term debt, less current maturities	4,295	4,960

Stockholders' equity:
Common stock	38	38
Additional paid-in capital	11,056	10,999
Retained earnings (accumulated deficit)	331	(160)
Total stockholders' equity	11,425	10,877
Total liabilities and stockholders' equity	$18,859	$19,367